SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No.  )

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BALCHEM CORPORATION
(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 16, 2011

TO OUR STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Balchem Corporation will be held at the Michelangelo Hotel, 152 West 51st Street, New York, NY 10019, on Thursday, June 16, 2011 at 11:00 a.m. for the following purposes:

1.	To elect three Class 3 directors to the Board of Directors to serve until the Annual Meetingof Stockholders in 2014 and thereafter until their respective successors are elected andqualified;

2.
To approve an amendment to the Company’s Restated Articles of Incorporation, whichincreases the total number of shares of common stock which the Company has authority toissue from sixty million (60,000,000) shares of common stock to one hundred twenty million (120,000,000) shares (a copy of which is appended to this Proxy Statement as Exhibit A);

3.	To ratify the appointment of McGladrey & Pullen, LLP as our independent registered publicaccounting firm for the fiscal year ending December 31, 2011;

4.	To hold an advisory (non-binding) vote on the Company’s executive compensation (“Say on Pay”);

5.	To hold an advisory (non-binding) vote on the frequency of future Say on Pay votes; and

6.	To transact such other business as may properly come before the Meeting or any adjournment thereof.

Information with respect to the above matters is set forth in the Proxy Statement, which accompanies this Notice.

The Board of Directors has set April 20, 2011 as the record date for the Annual Meeting. This means that only stockholders of record at the close of business on that date are entitled to notice of and to vote at the Meeting or any adjournment thereof.

We hope that all stockholders who can conveniently do so will attend the Meeting.  Stockholders who do not expect to be able to attend the Meeting are requested to complete, date and sign the enclosed proxy and promptly return the same in the stamped, self-addressed envelope enclosed for your convenience. Stockholders may also submit a proxy over the internet or by phone.  Stockholders who are present at the Meeting may withdraw their proxies and vote in person, if they so desire.

BY ORDER OF THE BOARD OF DIRECTORS

Dated: May 2, 2011	Dino A. Rossi, Chairman, President & CEO

New Hampton, New York 10958 Tel: 845-326-5600 Fax: 845-326-5702

PROXY STATEMENT

BALCHEM CORPORATION

GENERAL

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Balchem Corporation (the “Company”) to be voted at the 2011 Annual Meeting of Stockholders (the “Annual Meeting” or the “Meeting”) in the Michelangelo Hotel, 152 West 51st Street, New York, NY 10019, on Thursday, June 16, 2011 at 11:00 a.m., local time, and at any adjournment or postponement thereof.  This Proxy Statement and a proxy card are expected to be sent to stockholders beginning on or about May 2, 2011.

The Board of Directors of the Company (the “Board of Directors” or the “Board”) has fixed the close of business on April 20, 2011 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. At the Annual Meeting, stockholders will be asked to consider and vote upon the following matters:

•	The election of three Class 3 directors to the Board of Directors to serve until the Annual Meeting of Stockholders in 2014 and thereafter until their respective successors are elected and qualified;
•
Approval of an amendment to the Company’s Restated Articles of Incorporation, which increases the total number of shares of common stock which the Company has authority to issue from 60 million to 120 million;

•	Ratification of the appointment of McGladrey & Pullen, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011;
•	Approval on an advisory (non-binding) basis of the Company’s executive compensation (“Say on Pay”);
•	An advisory (non-binding) vote on the frequency of future Say on Pay votes; and
•	Stockholders may also consider and act upon such other matters as may properly come before the Annual Meeting or any adjournments thereof.

You can ensure that your shares are voted at the Annual Meeting by completing, signing, dating and returning the enclosed proxy card in the envelope provided. Sending in a signed proxy will not affect your right to attend the Meeting and vote.  A stockholder who gives a proxy may revoke it at any time before it is exercised by voting in person at the Annual Meeting, by submitting another proxy bearing a later date or by notifying the Inspectors of Election or the Secretary of the Company of such revocation, in writing, prior to the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to attend and vote in person at the Annual Meeting, you must obtain from the record holder a proxy issued in your name.

If your shares are registered in your name with our transfer agent, you may vote either over the internet or by telephone. Specific instructions for voting in this manner are set forth on the enclosed proxy card. These procedures are designed to authenticate each stockholder’s identity and to allow stockholders to vote their shares and confirm that their instructions have been properly recorded. If your shares are registered in the name of a bank or brokerage firm, you may also be able to vote your shares over the internet or by telephone. A large number of banks and brokerage firms are participating in online programs that allow eligible stockholders to vote over the internet or by telephone. If your bank or brokerage firm is participating in such a program, your voting form will provide instructions. If your voting form does not contain internet or telephone voting information, please complete and return the paper voting form in the self-addressed, postage-paid envelope provided by your bank or brokerage firm.

If you properly specify how a proxy is to be voted, it will be voted accordingly.  If you sign a proxy card or voting form but do not provide voting instructions, it will be voted FOR the director nominees, FOR approval of the amendment to the Company’s Restated Articles of Incorporation, FOR ratification of the appointment of the auditors, FOR approval of the Company’s executive compensation, for THREE YEARS with respect to the frequency of future votes on executive compensation, and at the discretion of the proxy holders with regard to any other matter that may come before the Meeting or any adjournment thereof.

Broker non-votes are shares held by brokers or nominees that are present in person or represented by proxy, but are not voted on a particular matter because instructions have not been received from the beneficial owner and the broker or nominee does not have discretion to vote without such instructions.  Brokers and nominees generally do not have such discretion when the matter is deemed by the broker voting rules to be “non-routine.”  The ratification of the independent registered public accounting firm and the amendment of the Articles of Incorporation are considered to be  “routine” matters with respect to which brokers and nominees have discretion to vote shares held by them in street-name in their discretion absent any instructions received from the beneficial owners of such shares.  Brokers and nominees do not have such discretion with respect to the election of directors, or any of the other proposals to be voted on at the Meeting.

Proxies may be solicited, without additional compensation, by directors, officers and other regular employees of the Company by telephone, email, fax or in person. All expenses incurred in connection with this solicitation will be borne by the Company.  In addition, the Company has engaged Regan & Associates, Inc., as the proxy solicitor for the Annual Meeting for a fee to be determined, which fee will not be less than $9,000. Brokers, nominees, fiduciaries and other custodians have been requested to forward soliciting material to the beneficial owners of Common Stock held of record by them, and such custodians will be reimbursed for their reasonable expenses.

Internet Availability of Proxy Materials

The Company’s Proxy Statement and Annual Report to stockholders for the year ended December 31, 2010 are available at http://proxymaterials.balchem.com.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

The Company’s By-laws provide for a staggered term Board of Directors consisting of seven (7) members, with the classification of the Board of Directors into three classes (Class 1, Class 2 and Class 3).    The term of the three current Class 3 directors will expire at the Annual Meeting. The Class 1 and Class 2 directors will remain in office until their terms expire, at the annual meetings of stockholders to be held in the years 2013 and 2012, respectively.

Accordingly, at the 2011 Annual Meeting, three Class 3 directors are to be elected to hold office until the annual meeting of stockholders to be held in 2014 and thereafter until their successors have been elected and qualified. The nominees are listed below with brief biographies and are currently directors and have been nominated for election after due consideration by the Corporate Governance and Nominating Committee. The Board is not aware of any reason why any such nominee may be unable to serve as a director. If any, some or all of such nominees are unable to serve, the shares represented by all valid proxies will be voted for the election of such other person or persons, as the case may be, as the Board may recommend.

Vote Required to Elect Directors

Under the rules of the Securities and Exchange Commission (the “SEC”), boxes and a designated blank space are provided on the form of proxy for stockholders to mark if they wish to vote in favor of or withhold authority to vote for the Company’s nominees for director.

Assuming a quorum has been reached, a determination must be made as to the results of the vote on each matter submitted for stockholder approval.

A director nominee must receive a plurality of the votes cast at the Meeting, which means that a broker non-vote or a vote withheld from a particular nominee will not affect the outcome of the election of directors.

All shares represented by duly executed proxies will be voted For the election of the nominees named in this Proxy Statement as director unless authority to vote For any such nominee has been withheld. If for any reason any such named nominee should not be available as a candidate for director, the proxies will be voted in accordance with the authority conferred in the proxy for such other candidate as may be nominated by the Company’s Board of Directors.

Nominees for Election as Director

David B. Fischer, age 48 was appointed as a director of the Company in September 2010.  He is the President and Chief Operating Officer of Greif, Inc. (NYSE), a supplier of industrial packing systems and has been in this position since 2007. From 2004 to 2007, Mr. Fischer served as Greif’s Senior Vice President and Divisional President, Industrial Packaging & Services - Americas.  Mr. Fisher holds a Bachelor of Science degree from Purdue University. Mr. Fischer’s management and leadership skills, developed over years of responsibility for complex, global manufacturing operations, and his intimate knowledge of mergers and acquisitions, position him as a critical component of our Board of Directors, as we look to grow both organically and by acquisition.

Perry W. Premdas, age 58, was appointed as a director of the Company in January 2008. He is currently retired.  From 1999 to 2004, Mr. Premdas was Chief Financial Officer of Celanese AG, a chemical and plastics business spun-off by Hoechst AG and listed on the Frankfurt stock exchange and the NYSE.  He was Senior Executive Vice President and Chief Financial Officer of Centeon LLC from 1997 to 1998. Over his almost 30 year career, he has led the treasury, finance, audit and investor relations functions in US and international companies and had general manager, executive and director roles in various wholly-owned and joint venture operations.  Mr. Premdas holds a BA from Brown University and an MBA from the Harvard University Graduate School of Business. He is currently a member of the Board of Directors of Compass Minerals International, Inc. (NYSE). During the last five years, he also served as a director of Fresenius Kabi Pharmaceuticals Holding, Inc. (NASDAQ) and Ferro Corporation (NYSE). Mr. Premdas has been our Audit Committee Chairman and the Board of Director’s Audit Committee financial expert since 2008.  The Company’s financial compliance programs and policies benefit from Mr. Premdas’ particular input and skilled guidance. Mr. Premdas’ combination of financial and international business management experience make him a valuable member of our Board of Directors.

Dr. John Y. Televantos, age 58, has been a director since February 2005. Dr. Televantos is a Partner at Arsenal Capital Partners, Inc., a private equity investment firm, where he leads the Chemicals and Materials practice of the firm.  Dr. Televantos was formerly with Hercules, Inc., a chemical manufacturing company, as President of the Aqualon Division and as Vice President of Hercules, Inc. from April 2002 through February 2005.  Dr. Televantos holds B.S. and Ph.D. degrees in Chemical Engineering from the University of London, United Kingdom.  In addition to Dr. Televantos’ experience in the chemical manufacturing industry and management of publicly traded chemical manufacturing entities, Dr. Televantos is also significantly involved in private equity markets and processes involving chemical manufacturing companies.  Collectively, these make Dr. Televantos a valuable member of the Board of Directors.

UPON RECOMMENDATION BY THE CORPORATE GOVERNANCE AND NOMINATING COMMITTEE, THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE ELECTION OF THE ABOVE NOMINEES AS DIRECTORS. PROXIES RECEIVED BY THE COMPANY WILL BE SO VOTED UNLESS SUCH PROXIES WITHHOLD AUTHORITY TO VOTE FOR SUCH NOMINEES.

Directors Not Standing For Election

Paul D. Coombs, age 54, a Class 2 director whose current term expires 2012, was appointed to our Board of Directors in September 2010. From April 2005 until his retirement in June 2007, Mr. Coombs served as the Executive Vice President of Strategic Initiatives for Tetra Technologies, Inc. (NYSE), an oil and gas services company, and from May 2001 to April 2005, as its Executive Vice President and Chief Operating Officer. From January 1994 to May 2001, Mr. Coombs served as Tetra’s Executive Vice President – Oil & Gas. Mr. Coombs is a director of Tetra, where he is also a member of the Reserves Committee of the Board of Directors. Mr. Coombs has almost thirty years of experience in the oil and gas service and exploration industries, which, together with his entrepreneurial approach to management, provides the Board of Directors with essential counsel and insight into this area in which the Company seeks to expand.

Edward L. McMillan, age 65, a Class 2 director whose current term expires 2012, has been a director of the Company since February 2003.  Mr. McMillan owns and manages McMillan, LLC, a transaction-consulting firm that provides strategic consulting services and facilitates mergers and/or acquisitions predominantly to the food and agribusiness industry sectors.  From 1988 to 1996, he was President and CEO of Purina Mills, Inc., where he was involved for approximately 25 years in various senior level positions in marketing, strategic planning, and business segment management. Since September 2005, he has been a director of NutraCea, a publicly traded OTC company.  Mr. McMillan is also a member of the Board of Trustees for the University of Illinois in Champaign, Illinois.  Mr. McMillan’s background, experience and continued involvement in the agribusiness industry are of particular value to our Board of Directors.

Dino A. Rossi, age 56, a Class 1 director whose current term expires 2013, has been a director of the Company since 1997 and Chairman of the Company’s Board of Directors since February 2007.  Mr. Rossi has been President and Chief Executive Officer of the Company since October 1997, Chief Financial Officer of the Company from April 1996 to January 2004 and Treasurer of the Company from June 1996 to June 2003.  He was Vice President, Finance and Administration of Norit Americas Inc., a wholly-owned subsidiary of Norit N.V., a Dutch chemicals company, from January 1994 to February 1996, and Vice President, Finance and Administration of Oakite Products Inc., a specialty chemicals company, from 1987 to 1993.  In February 2010, Mr. Rossi was named a director of Scientific Learning Corporation (NASDAQ), where he is also the Chairman of the Compensation Committee and a member of the Audit Committee of its Board of Directors.  Mr. Rossi’s years of experience as the primary source of corporate and operational leadership for this company and his experience with other manufacturing entities, make him a valuable member of our Board of Directors.

Dr. Elaine R. Wedral, age 67, a Class 1 director whose current term expires 2013, has been a director of the Company since October 2003. Dr. Wedral is retired. Currently, she serves as the President of the International Life Sciences Institute in North America, which position she has held since January 2008. She was President of Nestlé R&D Center, Inc. and Head of the Nestlé Food Service Systems worldwide from 1999 to 2005. Prior to that, she held a variety of technical positions at Nestlé. Dr. Wedral holds 34 patents in food processing, food nutrition and ingredient areas, and is on the editorial board of Food Processing Magazine. She received her Ph.D. from Cornell University in Food Biochemistry, an M.S. in Food Microbiology and a B.S. from Purdue University in Biochemistry. She is currently a director of Sensient Technologies Corporation (NYSE), where she is a member of its Finance Committee and Scientific Advisory Committee.  Dr. Wedral continues to work with several key industry/university related groups in an advisory capacity.  Dr. Wedral’s background and knowledge of the global food industry are particularly valuable to the success of our Food, Pharma and Nutrition business segment and also to our Board of Directors.

Director Independence

The Board of Directors has made an affirmative determination that each of the Company’s directors, other than Mr. Rossi, is independent, as such term is defined under the NASDAQ Marketplace Rules.

Meeting Attendance

During fiscal 2010, the Board of Directors held five regular meetings and one telephonic special meeting.  Each director attended at least 75% of the meetings of the Board held when he or she was a director and of the meetings of those Committees of the Board on which he or she served.

The Company has a policy to strongly encourage directors to attend the annual meeting of stockholders. Historically, attendance has been excellent. All members of the Board at the time of the Company’s 2010 annual meeting of stockholders attended such meeting.

Committees of the Board of Directors

The Company’s Board of Directors has a standing Audit Committee, Executive Committee, Compensation Committee, and Corporate Governance and Nominating Committee.  The Board of Directors appoints the members of each Committee.  In 2010, the Audit Committee held six meetings, the Corporate Governance and Nominating Committee held three meetings and the Compensation Committee held five meetings.  The Executive Committee did not meet in 2010.

Audit Committee. The Audit Committee is directly responsible for appointing, compensating and overseeing the work of the Company’s independent registered public accounting firm. The Audit Committee also assists the Board of Directors in fulfilling its oversight responsibilities with respect to the Company’s financial reporting, internal controls and procedures, and audit functions. The Audit Committee also monitors and, if necessary, investigates, reports made to the Company’s hotline dedicated for the notification of potential financial fraud under the Sarbanes-Oxley Act of 2002. Responsibilities, activities and independence of the Audit Committee are discussed in greater detail under the section of this Proxy Statement entitled “Audit Committee Report.”

The Board of Directors of the Company has adopted a written charter for the Audit Committee, which is available on the Corporate Governance page in the Investor Relations section of the Company’s website, www.balchem.com. The current members of the Audit Committee are Messrs. Premdas (Chair), Coombs, Fischer and McMillan.  The Board of Directors of the Company has determined that the Audit Committee Chairman, Mr. Premdas, qualifies as an “audit committee financial expert,” as defined in Section 407 of the Sarbanes-Oxley Act of 2002, and that all members of the Audit Committee are “independent” under the NASDAQ Marketplace Rules and SEC independence requirements applicable to audit committee members.

Compensation Committee.  The duties of the Compensation Committee are to (i) recommend to the Board of Directors a compensation program, including incentives, for the Chief Executive Officer and senior executives of the Company, for approval by the full Board of Directors, (ii) propose to the full Board of Directors the compensation of directors, and (iii) administer the Company’s Second Restated and Amended 1999 Stock Plan for officers, directors, directors emeritus and employees of and consultants to the Company and its subsidiaries (referred to in this Proxy Statement as the “1999 Stock Plan” or the “Plan”).

The Board of Directors of the Company has adopted a written charter for the Compensation Committee, which is available on the Corporate Governance page in the Investor Relations section of the Company’s website, www.balchem.com. The current members of the Compensation Committee are Dr. Televantos (Chair), Messrs. Fischer, McMillan, and Dr. Wedral, all of whom are independent, as such term is defined under the NASDAQ Marketplace Rules.

Corporate Governance and Nominating Committee. The duties of the Corporate Governance and Nominating Committee are, among other things, to consider and make recommendations to the Board concerning the appropriate size, function and needs of the Board, to determine the criteria for Board membership, to evaluate and recommend responsibilities of the Board committees, to review annually and assess the adequacy of the Company’s corporate governance guidelines and recommend any changes to the Board, to oversee an annual self-evaluation of the Board and Board Committees, to oversee compliance with the Company’s Stock Ownership Policies, to consider matters of corporate social responsibility and corporate public affairs related to the Company’s employees and stockholders, to recruit, evaluate and nominate new candidates for directorships, to prepare and update an orientation program for new directors, to evaluate the performance of current directors in connection with the expiration of their term in office providing advice to the full Board as to nomination for reelection, and to recommend policies on director retirement age.

The Board of Directors of the Company has adopted a written charter for the Corporate Governance and Nominating Committee, which is available on the Corporate Governance page in the Investor Relations section of the Company’s website, www.balchem.com. The current members of the Corporate Governance and Nominating Committee are Dr. Wedral (Chair), Messrs. Premdas, Coombs and Dr. Televantos, all of whom are independent, as such term is defined under the NASDAQ Marketplace Rules.

Executive Committee.  The Executive Committee is authorized to exercise all the powers of the Board of Directors in the interim between meetings of the Board, subject to the limitations imposed by Maryland law.  The Executive Committee is also responsible for: (i) the recruitment, evaluation and selection of suitable candidates for the position of Chief Executive Officer (“CEO”), for approval by the full Board; (ii) the preparation, together with the Compensation Committee, of objective criteria for the evaluation of the performance of the CEO; and (iii)  reviewing the CEO’s plan of succession for key executives of the Company.

The current members of the Executive Committee are Dr. Televantos (Chair), Mr. Fischer and Mr. McMillan.

Nominations of Directors

The Corporate Governance and Nominating Committee considers re-nominating incumbent directors who continue to satisfy the Company’s criteria for membership on the Board; whom the Board believes will continue to make contributions to the Board; and who consent to continue their service on the Board.  If the incumbent directors are not nominated for re-election or if there is otherwise a vacancy on the Board, the Corporate Governance and Nominating Committee will solicit recommendations for nominees from Board members and senior members of management.  Messrs. Coombs and Fisher were recommended as potential directors to the Corporate Governance and Nominating Committee by independent directors of the Company. The Corporate Governance and Nominating Committee may also determine to engage a professional search firm to assist in identifying qualified candidates. The Corporate Governance and Nominating Committee also considers external director candidates or candidates recommended by one or more substantial, long-term stockholders. Generally, stockholders who individually or as a group hold 5% or more of the Company’s common stock and have continued to do so for over one year will be considered substantial, long-term stockholders. In order to be considered by the Corporate Governance and Nominating Committee, the names of such nominees, accompanied by relevant biographical information, must be properly submitted, in writing, to the Secretary of the Company by the deadline for including shareholder proposals in the Company’s proxy materials as set forth below in “Stockholder Proposals for 2012 Annual Meeting.” Stockholder nominations that comply with these procedures and that meet the criteria outlined above will receive the same consideration that other candidates receive.

The Corporate Governance and Nominating Committee and the Board has adopted guidelines for identifying or evaluating nominees for directors, including incumbent directors and nominees recommended by stockholders. The Company’s current policy is to require that a majority of the Board of Directors be independent; at least four of the directors have the financial literacy necessary for service on the audit committee and at least one of these directors qualifies as an audit committee financial expert. In addition, directors may not serve on the boards of more than three other public companies without the approval of the Board of Directors and directors must satisfy the Company’s age limit policy for directors, which require that a director retire at the conclusion of his or her term in which he or she reaches the age of 70.  The guidelines for nomination for a position on the Board of Directors, provide for the selection of nominees based on the nominee’s skills, achievements and knowledge, and also contemplate that the following will be considered, among other things, in selecting nominees: experience and skills in areas critical to understanding the Company and its business; personal characteristics, such as integrity and judgment; and the candidate’s ability to commit to the Board of Directors of the Company. Members of the Corporate Governance and Nominating Committee (and/or the Board) also meet personally with each nominee to evaluate the candidate’s ability to work effectively with other members of the Board, while also exercising independent judgment. Although the Board does not have a formal diversity policy, the Board endeavors to comprise itself of members with a broad mix of professional and personal backgrounds. Further, in considering nominations, the Committee takes into account how a candidate’s professional background would fit into the mix of experiences represented by the then-current Board.

Lead Director

The Board of Directors has had a Lead Director since 2005. Dr. Televantos has been the Lead Director since August of 2010. The Lead Director functions, in general, to reinforce the independence of the Board of Directors of the Company.  This person is appointed on a rotating basis from the independent directors.  The Lead Director will serve at the election of the Board and, in any event, only so long as that person shall be an independent director of the Company. The Corporate Governance and Nominating Committee will review annually the functions of the Lead Director and recommend to the Board any changes that it considers appropriate. The Lead Director provides a source of Board leadership complementary to that of the Chairman.  Amongst other things, the Lead Director is responsible for:  working with the Chairman and other directors to set agendas for Board meetings; providing leadership in times of crisis together with the Executive Committee; chairing regular meetings of independent Board members without management present (executive sessions); acting as liaison between the independent directors and the Chairman; and chairing Board meetings when the Chairman is not in attendance.

Current Board Leadership Structure

The Corporate Governance and Nominating Committee reviews the function of the Board and makes recommendations to the Board regarding the CEO, Chairman and Lead Director, in the manner in which it determines to be in the best interests of our stockholders, which is consistent with the Governance Guidelines adopted by the Company. Our Governance Guidelines are available on the Corporate Governance page in the Investor Relations section of the Company’s website, www.balchem.com. Since 2007, the positions of Chairman of the Board and CEO have been held by the same person. The Board and the Corporate Governance and Nominating Committee currently believe that the Company and its stockholders are best served by having Mr. Rossi serve in both positions. He is most familiar with our business and the unique challenges the Company faces in the current environment and is best situated to lead and focus discussions on those critical matters affecting the Company, which eliminates ineffective and unproductive meetings.  In addition, the combination of the Chairman and the CEO position succeeds because of the engaged, knowledgeable involvement of our Board of Directors in combination with our culture of open communication with the CEO and senior management, enabling the CEO to be an effective conduit between management and the Board. This structure’s effectiveness is dependent upon the active function of the Lead Director, who provides and confirms the necessary independence in the functioning of the Board.

Board Role in Risk Oversight

While our Board provides direct risk oversight, responsibility for risk oversight is primarily administered through the Corporate Governance and Nominating Committee, and to a certain extent, through the Audit Committee. The Board and both of these Committees regularly discuss with management our major risk exposures, their potential financial impact on the Company and the management thereof.   In particular, the Corporate Governance and Nominating Committee receives periodic reports from management on areas of material risk to the Company, including operational, financial, legal, regulatory and strategic risks, with the Audit Committee focusing on areas of financial risk. The Company does not have a chief risk officer; therefore, the Corporate Governance and Nominating Committee and the Audit Committee receive these reports from the member of management tasked with the responsibility to understand, manage and mitigate the particular risks. The Chairman of the relevant Committee reports on the discussion to the full Board during the Committee reports portion of the next Board meeting, which enables the Board and its Committees to coordinate the risk oversight role, particularly with respect to cross-discipline risks and interrelated risks. The Company believes that our Board leadership structure is not related to how the Board addresses risk oversight.

Communicating With the Board of Directors

Members of the Board and executive officers are accessible by mail in care of the Company. Any matter intended for the Board, or for any individual member or members of the Board, should be directed to the General Counsel with a request to forward the communication to the intended recipient. In the alternative, stockholders can direct correspondence to the Board via the Chairman, or to the attention of the Lead Director, in care of the Company at the Company’s principal executive office address, 52 Sunrise Park Road, New Hampton, NY 10958. The Company will forward such communications, unless of an obviously inappropriate nature, to the intended recipient.

Executive Sessions of the Board of Directors

The Company’s independent directors meet regularly in executive sessions following each regularly scheduled meeting of the Board of Directors. These executive sessions are presided over by the Lead Director. The independent directors presently consist of all current directors except Mr. Rossi.

Executive Officers

Set forth below is certain information concerning the executive officers of the Company (other than Mr. Rossi, whose background is described above under the caption “Directors Not Standing for Election”).

Frank J. Fitzpatrick, CPA, age 50, has been the Chief Financial Officer of the Company since January 2004 and Treasurer of the Company since June 2003, and was Controller of the Company from April 1997 to January 2004.    He was Director of Financial Operations/Controller of Alliance Pharmaceutical Corp., a pharmaceuticals company, from September 1989 through March 1997.

Matthew D. Houston, age 47, has been General Counsel since January 2005 and Secretary since June 2005.  He was General Counsel and Secretary of Eximias Pharmaceutical Corporation, a privately held corporation, from 2001 to 2004.  Mr. Houston also held several internal counsel positions at BASF Corporation, from 1994 to 2001.  Mr. Houston received his Juris Doctorate from Saint Louis University.

David F. Ludwig, age 53, has been Vice President and General Manager, Specialty Products since July 1999 and an executive officer of the Company since June 2000.  He was Vice President and General Manager of Scott Specialty Gases, a manufacturer of high purity gas products and specialty gas blends, from September 1997 to June 1999.  From 1986 to 1997 he held various international and domestic sales and marketing positions with Engelhard Corporation’s Pigments and Additives Division.

Paul H. Richardson, Ph.D., CChem, age 41, has been Vice President of Research and Development and an executive officer of the Company since July 2005, and was Director of Research and Development, from January 2004 to July 2005, and Director of Materials Science from January 2001 to January 2004.  Since obtaining his Bachelor’s degree in chemistry and Ph.D. in polymer science from the University of Durham, England, Dr. Richardson has held Research Scientist and Project Management positions at Unilever Plc. (January 1995 to April 1997) and National Starch and Chemical Company (September 1997 to December 2000).

Code of Business Conduct and Ethics

The Company has adopted a Code of Ethics for Senior Financial Officers that applies to the Company’s Chief Executive Officer, Chief Financial Officer, Treasurer and Corporate Controller. The Company has also adopted a Business Ethics Policy applicable to its employees and a further Policy Statement which confirms that, as and when appropriate, the Business Ethics Policy and the Code of Ethics for Senior Financial Officers are applicable to the Company’s directors and officers. Any waiver of any provision in the Code of Ethics or Business Ethics Policy in favor of members of the Board or in favor of executive officers may be made only by the Board. Any such waiver, and any amendment to such Code, will be publicly disclosed in a Current Report on Form 8-K.  The Code of Ethics and Business Ethics Policy and further Policy Statement are available on the Corporate Governance page in the Investor Relations section of the Company’s website, www.balchem.com.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers and holders of more than 10% of the Company’s Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of any subsequent changes in ownership of Common Stock and other equity securities of the Company.  Specific due dates for these reports have been established and the Company is required to disclose any failure to file by these dates.

Based upon a review of such reports furnished to the Company, or written representations that no reports were required, the Company believes that during the fiscal year ended December 31, 2010, its officers and directors and holders of more than 10% of the Company’s Common Stock timely complied with Section 16(a) filing date requirements with respect to transactions during such year.

Compensation Committee Interlocks and Insider Participation

Messrs. Fischer and McMillan and Drs. Televantos and Wedral, each of whom is a director of the Company, served as the members of the Compensation Committee during 2010. None of Messrs. Fischer or McMillan  or Drs. Televantos or Wedral (i) was, during the last completed fiscal year, an officer or employee of the Company, (ii) was formerly an officer of the Company or (iii) had any relationship requiring disclosure by the Company under Item 404 of Regulation S-K under the Securities Act of 1933, as amended.  During 2010, there were no interlocking relationships between the Company’s Board of Directors or Compensation Committee, or the board of directors or compensation committee of any other company that are required to be disclosed under Item 407 of Regulation S-K.

PROPOSAL NO. 2
APPROVAL OF AMENDMENT TO
THE COMPANY’S RESTATED ARTICLES OF INCORPORATION

On March 2, 2011, the Board of Directors adopted a resolution recommending that the shareholders approve an amendment to the Company’s Restated Articles of Incorporation (the “Charter” or “Articles of Incorporation”). In particular, the Board of Directors recommends that article FOURTH of the Charter be amended to increase the total number of shares of Common Stock that the Company is authorized to issue from sixty million (60,000,000) shares to one hundred twenty million (120,000,000), which would increase the total number of shares of the Company’s capital stock from sixty-two million (62,000,000) to one hundred twenty-two million (122,000,000) shares (the “Amendment”).  The Company also is authorized to issue 2,000,000 shares of Preferred Stock, par value $25.00 per share and the proposed amendment will not affect this authorization.

If the amendment to the Articles of Incorporation is approved by the stockholders, the Company will promptly file Articles of Amendment with the Maryland Secretary of State reflecting the increase in authorized shares. The amendment will become effective on the date the Articles of Amendment is accepted for filing by the Maryland Secretary of State.

Amendment

The Amendment to the Company’s Articles of Incorporation approved by the Board of Directors on March 2, 2011 and to be voted on at the Meeting is set forth on Exhibit A hereto.

The Company’s Articles of Incorporation currently authorize the issuance of sixty-two million (62,000,000) shares of capital stock, sixty million (60,000,000) shares of which are designated as Common Stock, par value $.06 2/3 per share, and two million (2,000,000) shares of which have been designated as Preferred Stock, par value of $25.00 per share.

As of March 31, 2011, there were 28,838,482 shares of Common Stock outstanding. In addition, approximately 4,753,714 shares of Common Stock are reserved for future issuance under the Second Amended and Restated 1999 Stock Plan and the stock option plans which preceded the Second Amended and Restated 1999 Stock Plan whether by outstanding options or by reason of future grants or awards.  Balchem has never issued any shares of Preferred Stock.

The Company has historically made matching contributions under its 401(k)/Profit Sharing Plan in shares of Common Stock, corresponding in value to up to 35% of employee elective contributions.  Plan participants may elect to invest up to 10% of their elective contributions in shares of Common Stock.  For 2010, an aggregate of 17,065 shares of Common Stock were issued by the Company to be held by the trustee under the 401(k)/Profit Sharing Plan for plan participant accounts.

At our 2008 and 2005 annual meetings, the stockholders approved measures similar to the present proposal recommended by the then Board of Directors.  In 2005, the stockholders approved the increase in the Company’s authorized common shares from ten million (10,000,000) shares to twenty-five million (25,000,000) shares, and in 2008, the stockholders approved the increase in the Company’s authorized common shares from twenty-five million (25,000,000) shares to sixty million (60,000,000) shares.  Since the 2005 annual meeting, the Company has split its common stock on a 3 for 2 basis three times, effective in January 2006, 2007 and 2010.  The Company believes the aforementioned stock splits contributed to increased stockholder value over this period.

As in the past, the Board of Directors believes that increasing the number of authorized shares of capital stock will provide the Company with greater flexibility to pursue actions that enhance stockholder value (as the Company believes has occurred as a result of the prior authorizations).  If approved by stockholders, the Amendment would provide sufficient shares, without additional expense or delay for investments or acquisitions, stock sales, grants, sales or awards under future management incentive and employee benefit plans and programs, stock splits or stock dividends and other general corporate purposes.

As of the date of this Proxy Statement, the Board of Directors has no immediate plan to use the proposed additional authorized shares for any such purposes.

The proposed increase in the authorized number of shares of Common Stock could have a number of effects on the Company’s stockholders depending upon the exact nature and circumstances of any actual issuances of authorized but unissued shares. The increase could have an anti-takeover effect, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of the Company more difficult. The Board of Directors is not aware of any attempt, or contemplated attempt, to acquire control of the Company, and this proposal is not being presented with the intent that it be utilized as a type of anti-takeover device.

Each additional share of our Common Stock authorized by the Amendment to the Company’s Articles of Incorporation will have the same rights and privileges as each share of Common Stock currently authorized or outstanding. The holders of Common Stock have no preemptive rights. Authorized but unissued shares of our Common Stock may be issued at such times, for such purposes and for such consideration as the Board of Directors may determine to be appropriate without further authority from our stockholders, except as otherwise required by applicable law or stock exchange policies.

The approval of the Amendment will result in a greater number of shares of Common Stock available for issuance. Stockholders could therefore experience a reduction in their stockholders percentage interest with respect to earnings per share, voting, liquidation value and/or book or market value per share if the additional authorized shares are issued other than through a proportional issuance such as a stock split or stock dividend.

Required Vote for Approval of Amendment to Articles of Incorporation

Under the rules of the Securities and Exchange Commission, boxes are provided on the form of proxy for stockholders to mark if they wish to vote for, against or abstain from voting with respect to the proposal to amend the Company’s Articles of Incorporation.

Assuming a quorum has been reached, the affirmative vote of the holders of two-thirds of the issued and outstanding shares of Common Stock is required to approve the Amendment to the Company’s Articles of Incorporation.  Since the affirmative vote of two-thirds of the issued and outstanding shares of Common Stock is required to approve the Amendment, as opposed to a specified percentage of the shares present at the Annual Meeting, the failure to vote in person or by proxy, or an abstention from voting, will have the same effect as a vote against the Amendment.  If stockholders do not approve the Amendment, then the Charter will continue in effect without amendment.

THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK, AND UNANIMOUSLY RECOMMENDS THAT THE COMPANY’S STOCKHOLDERS VOTE FOR THE APPROVAL OF THE AMENDMENT.

Compensation Committee and Processes

During the fiscal year ended December 31, 2010, our Compensation Committee held primary responsibility for determining executive compensation levels. The Compensation Committee is composed of four independent directors.  The Compensation Committee solicits, receives and analyzes compensation recommendations from Company management and consultants to determine each facet of the compensation for our executive officers.  The Compensation Committee also administers our 1999 Stock Plan. The Compensation Committee solicits input from our CEO with respect to the performance of our executive officers and their compensation levels no less than once per calendar year, usually in the first quarter.

            The members of our Compensation Committee have extensive and varied experience with various public and private corporations - as investors and stockholders, as senior executives, and as directors charged with the oversight of management and the setting of executive compensation levels.  In addition to the extensive experience and expertise of the Compensation Committee’s members and their familiarity with the Company’s performance and the performance of our executive officers, the Compensation Committee is able to draw on the experience of other directors and on various legal and accounting executives employed by the Company, and the Compensation Committee has access to readily available public information regarding executive compensation structure and the establishment of appropriate compensation levels.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

 General Compensation Objectives and Guidelines

The Company’s overall compensation philosophy has been to offer competitive salaries, cash incentives, stock options, restricted shares and benefit plans consistent with peer entities, while considering the Company’s financial performance.  Rewarding key employees who contribute to the continued success of the Company through cash compensation and equity participation are key elements of the Company’s compensation policy. The Company’s executive compensation policy is to attract and retain key executives necessary for the Company’s short and long-term success by establishing a direct link between executive compensation and the performance of the Company, by rewarding individual initiative and the achievement of annual corporate goals through salary and cash bonus awards, and by providing equity awards, wherein executives are incentivized to generate enhanced stockholder value. To effectuate this philosophy, the Compensation Committee favors a “pay for performance” approach.  As a result, our compensation program contains a mix of stable and at risk compensation components, where a significant percentage of executive compensation is tied to individual and corporate performance.

Compensation Committee Methodology

The CEO recommends to the Compensation Committee the amount of total annual compensation for each of the other Named Executive Officers. The CEO completes an annual performance assessment for each of the other Named Executive Officers, which is reviewed and considered by the Compensation Committee in its deliberations of compensation amounts.  The Compensation Committee conducts an annual performance appraisal of the CEO based on evaluation information solicited from each of the independent members of the Board of Directors, and recommends to the Board of Directors the annual compensation package for the CEO.  In determining the compensation of the Company’s Named Executive Officers for 2010, including the compensation of the CEO, the Compensation Committee considered a number of quantitative and qualitative performance factors.  The Committee’s considerations consisted of, but were not limited to, analysis of the following factors:  financial performance of the Company, including return on equity, return on assets, growth of the Company, management of assets, liabilities, capital, liquidity and risk.  The Compensation Committee endeavors to balance short-term and long-term performance of the Company and cumulative shareholder value when establishing performance criteria for each of the Named Executive Officers and for the management team as a group.  In formulating total compensation, the Committee also considers intangible factors such as: the scope of responsibility of the executive; leadership within the Company, the community and the applicable industries in which the Company engages; and the enhancement of shareholder value.  All of these factors are considered in the context of the market for the Company’s products and services, and the complexity and difficulty of managing business risks in the prevailing economic conditions and regulatory environment.  The analysis is conducted with respect to each of the Named Executive Officers, including the CEO.  The Compensation Committee believes that the total compensation provided to the Company’s Named Executive Officers is competitive and has been demonstrated as effective.  Details regarding the compensation of each of the Named Executive Officers are set forth in the tables that follow.

Benchmarks

The Compensation Committee has authority to engage attorneys, accountants and consultants, including executive compensation consultants, to solicit input concerning compensation matters, and to delegate any of its responsibilities to one or more directors or members of management, where it deems such delegation appropriate and permitted under applicable law.

           In 2010, the Company retained Stone Partners, an executive compensation and human resource consulting firm, to review, assess and recommend necessary changes to the Company’s current executive and director compensation programs.  In particular, Stone Partners was tasked to consider whether the Company’s overall director and executive compensation program was sufficient and progressive in its design and administration and whether it provides strong incentives to retain key executives and facilitate the Company’s performance, without promoting excessive risk taking.  As part of the effort, Stone Partners defined an appropriate peer group of companies to be used as part of the external market evaluation of the compensation program; evaluated external market trends relating to the level and design of executive and board compensation programs; evaluated specific aspects of the Company’s executive compensation program including its tax effectiveness and dilutive impact; considered recent governance, regulatory and disclosure requirements, and developed a specific executive compensation structure for the senior executives of the Company. The findings and recommendations of Stone Partners were presented to the Compensation Committee and resulted in the adoption of a revised executive compensation program for the Company which will be effective in 2011.

In 2007, the Compensation Committee retained the Deloitte Compensation Consulting Group to perform an executive compensation analysis with respect to total cash compensation and long term compensation as such relates to both executives and directors of the Company. While compensation survey data and benchmarking are useful guides for comparative purposes, we believe that a successful compensation program also requires the application of judgment and subjective determinations, particularly with respect to individual performance. Accordingly, our Compensation Committee applies its judgment to adjust and align each individual element of our compensation program with the broader objectives of the program.  For example, we consider other factors, including, but not limited to, the Company’s historical compensation trends; recommendations of the CEO; the performance of the Company, its operating units and their respective executives; market factors such as the health of the economy and of the industries served by the Company; the availability of executive talent; executives’ length of service; and internal assessments and recommendations regarding particular executives.

For benchmarking purposes and in an effort to compare the competiveness of the Company’s compensation in 2007, the Deloitte Consulting Group compiled compensation data primarily from a “peer group” of companies, that  approximated the Company in that the “peer group” operated in the food, pharmaceutical ingredients and specialty chemical industries and had:  (1) demonstrated recent revenue growth of 15-25%; (2) market capitalization of two hundred million dollars to four hundred million dollars; and (3) approximately two hundred million dollars to five hundred million dollars in revenue.  The Company believes that this “peer group” continues to be representative for executive compensation benchmarking purposes.  As a general rule, from time to time, we intend to retain outside compensation consultants that will provide benchmarking “peer groups” of companies that will change certain members from one period to another, as the Company refines its benchmarking criteria and as the Company and members of the “peer group” change in ways that make comparisons less or more appropriate.

        The Deloitte compensation study “peer group” was comprised of the following companies:

American Pacific Corp.	Innophos Holdings, Inc.	NektarTherapeutics
American Vanguard Corp.	Innospec, Inc.	Park Electrochemical Corp.
Bentley Pharmaceuticals, Inc.	KGM Chemicals	Penford Corp.
Calgon Carbon Corp. Cambrex Corporation	LSB Industries, Inc.	Quaker Chemical Corp. Stepan Company

The “peer group” analysis was not aimed at establishing exact benchmarks for our compensation program, but rather to provide a point of reference and a “reality check” to obtain a general understanding of then current compensation levels.  This data was reviewed by the Compensation Committee for purposes of establishing or setting a specific level of compensation to be achieved. The data included an assessment of the annual salary, total cash compensation and total direct compensation (which consists of the sum of annual salary, target annual cash incentives and the value of annual long-term equity awards) for each of the Company’s executives, including the Named Executive Officers.  The results of an analysis of the data showed that the Company’s total compensation levels generally fell below the median compensation levels of the companies within the “peer group.”

Base Salary

Base salary represents the fixed component of the executive compensation program. The base annual salaries we provide to our executive officers are intended as compensation for each executive officer’s ongoing contributions to the performance of the area(s) for which they are responsible and to the performance of the Company as a whole. Base salary changes also impact target annual incentive cash bonus amounts and actual annual incentive cash bonus payouts, because they are based on a percentage of base salary.

In keeping with our compensation philosophy to attract and retain individuals of high quality, executive officer base salaries have been benchmarked to be competitive with base salaries paid to executive officers of the “peer group” referenced above. The Compensation Committee also considers:  experience and industry knowledge of the Named Executive Officers; the quality and effectiveness of their leadership at the Company; performance relative to total compensation; internal pay equity among the Named Executive Officers and other Company senior executives; historical considerations; company strategy; retention factors and input from our CEO regarding individual performance.

The base annual salary levels of each of our executive officers are reviewed annually and adjusted from time to time to recognize individual performance, promotions, competitive compensation levels, retention requirements, internal pay equity, overall budgetary considerations and other qualitative factors.  As discussed below in “Executive Compensation - Summary Compensation Table,” the Compensation Committee increased the base salaries of the Named Executive Officers as a result of overall Company and individual performance in 2010.

Cash Based Incentives

Bonuses represent the variable, at-risk, component of the executive compensation program that is tied to both Company performance and individual achievement. The Company’s policy is to base a meaningful portion of its executive officers’ cash compensation on bonus opportunities.  In determining bonuses, the Company considers factors such as the individual’s contribution to the Company’s performance and the relative performance of the Company during the year.

At the end of each calendar year, the Compensation Committee of the Board of Directors approves an Incentive Compensation Program for the succeeding calendar year (the “ICP”). The ICP provides for the awarding of bonus compensation to executive officers and certain other employees, based upon objective levels of achievement of specific goals established for the particular officer or employee, and for the weighting of those goals to determine the amount of the bonus. The goals require an individual to stretch beyond his or her defined job description responsibility.

The process of establishing applicable goals requires a well-defined annual business plan and targets defined therein from which most ICP goals are measured. Our annual business plan evolves from our corporate strategic plan and is approved by the Board of Directors each December for the following fiscal year. Individual goals under the ICP are a composite of certain corporate goals and key segment/individual objectives; however, no bonuses are required to be paid under the ICP unless the Company attains at least 90% of a target minimum consolidated earnings before interest, taxes, depreciation and amortization (“EBITDA”). The Compensation Committee established such target level of EBITDA for the 2010 calendar year as part of the approval of the ICP for that year, based, amongst other things, upon the Company’s preliminary results of operations for the 2009 calendar year.  The Company’s 2010 target EBITDA was set at $52,000,000, which was greater than a 15% improvement over 2009 estimated EBITDA.

In addition to the EBITDA goal, each ICP participant typically has 4-6 ICP goals, each of which constitutes a portion of the individual’s target ICP bonus.  ICP target bonuses are based upon a percentage of each executive officer’s base yearly salary. The ICP target bonus for Mr. Rossi is 50% of his annual base salary; for Mr. Fitzpatrick, 35% of his annual base salary; for Mr. Ludwig, 35% of his annual base salary; for Dr. Richardson, 35% of his annual base salary; and for Mr. Houston, 25% of his annual base salary.  These percentages were selected because the Compensation Committee believes that they are consistent with the custom and practice of industry peers and are appropriate to attract and retain executive talent. The Compensation Committee may, in its discretion, approve cash based bonuses when ICP goals are not met, if it believes there has nevertheless been exceptional segment or individual performance.

Each ICP goal is weighted as determined by the Compensation Committee.  The value or weight placed on each individual ICP goal depends heavily upon the degree to which the goal will help us meet our annual plan; the relative degree of difficulty, creativity or involvement required to achieve the goal; the intrinsic value of the goal, i.e., magnitude of income enhancement or cost savings; and/or milestones for certain longer term strategic objectives.  In addition, the Compensation Committee identifies a range of completion for each ICP goal, a target performance, a minimum, or threshold performance and a maximum performance.  Achievement of the target goal entitles the executive to 100% of that portion of the target ICP bonus, determined by the weight ascribed to the particular ICP goal.  Minimum or threshold performance entitles the executive to 70% of that portion of the target bonus, while achievement of the maximum entitles the executive to 130% of the applicable portion of the ICP target bonus.

The following table sets forth the individual ICP goals for bonus cash compensation for each of the Named Executive Officers, for the fiscal year ended December 31, 2010, together with the corresponding percentage weight of each goal as such related to total ICP bonus for each individual and the amount of ICP cash bonus relative to performance.

Named Executive Officers’ 2010 ICP Goals and Performance

NEO	ICP Goal	Weight	Target Range			2010 ICP Award
			Min	Plan	Max
Dino Rossi	Consolidated EBITDA	35%	$50.0M	$52.0M	$57.2M
	Consolidated Gross Margin	20%	$67.0M	$73.8M	$81.0M
	Acquisition Strategy	30%	N/A	1	2
	EPS	15%	$0.93	$0.99	$1.05
						$	** 480,515
Frank Fitzpatrick	Consolidated EBITDA	30%	$50.0M	$52.0M	$57.2M
	EPS	20%	$0.93	$0.99	$1.05
	Cash Flow	15%	$25.0	$29.3	$33.0
	Acquisition Strategy	15%	N/A	1	2
	Aberco Integration - Gross Margin	10%	$2.0M	$2.3M	$2.6M
	*	10%	*	*	*
							$97,240
David Ludwig	Consolidated EBITDA	10%	$50.0M	$52.0M	$57.2M
	ARC Sales & NIBIT	40%	$38.0M	$40.4M	$45.0M
	*	10%	*	*	*
	ERC Unit Sales	25%	1,000	1,160	2,000
	Aberco Integration – Gross Margin	15%	$2.0M	$2.3M	$2.6M
							$67,647
Paul Richardson	Consolidated EBITDA	20%	$50.0M	$52.0M	$57.2M
	Consolidated Sales	20%	$228M	$236M	$245M
	Develop New Technologies for ANH and FPN	50%	12/2010	10/2010	8/2010
	Refine Patent Estate	10%	N/A	12/31/10	6/30/10		$67,853

Matthew Houston	Consolidated EBITDA	20%	$50.0M	$52.0M	$57.2M
	Control Outside Legal Expenses	20%	$106K	$96K	$86K
	Contract Administration Procedure	15%	N/A	12/31/10	6/30/10
	Strategic Legal Transaction	20%	N/A	1	2
	Corporate Structure Rationalization	15%	N/A	12/31/10	5/1/10
	Refine Patent Estate	10%	N/A	12/31/10	6/30/10
							$51,800

* Omitted as not material and in any event disclosure would likely cause competitive harm to the Company. The omitted targets were deemed difficult to achieve in light of the comparison thereof with historical and projected metrics.

**Please see 2010 ICP discussion below regarding Mr. Rossi’s non ICP bonus.

2010 ICP Discussion

As set forth in the table above, based on the overall assessment of the performance of the Company and the named executive officer against ICP goals, the Compensation Committee made the following determinations for fiscal year 2010:
Corporate EBITDA. The Compensation Committee determined that the Company achieved EBITDA of $58,300,000 or 130% of the Corporate EBITDA goal.  Each of the Named Executive Officers earned 130% of that portion of their ICP target bonus.

Earnings per Share. The Compensation Committee determined that the Company achieved earnings per share of $1.12.  Both Mr. Rossi and Mr. Fitzpatrick earned 130% of that portion of their ICP target bonus.

Mr. Rossi.  The Compensation Committee determined that Mr. Rossi earned the following percentages of his ICP goals for 2010:  (i) consolidated gross margin - 118%; and (ii) acquisition strategy - 0%.

Mr. Fitzpatrick.  The Compensation Committee determined that Mr. Fitzpatrick earned the following percentages of his ICP goals for 2010: (i) cash flow - 130%; (ii) acquisition strategy - 0%; and (iii) Aberco integration target gross margin - 130%. Mr. Fitzpatrick also achieved 130% of the confidential goal.

Mr. Ludwig.  The Compensation Committee determined that Mr. Ludwig earned the following percentages of his ICP goals for 2010: (i) ARC sales and  NIBIT - 100%; (ii) ERC’s sold in 2010 - 0%; and (iii) Aberco integration target gross margin - 130%.  Mr. Ludwig also achieved 119% of the confidential goal.

Dr. Richardson.  The Compensation Committee determined that Dr. Richardson earned the following percentages of his ICP goals for 2010: (i) consolidated sales - 130%; (ii) Develop New Technologies for ANH and FPN - 80%; (iii) refine patent estate - 100%.

Mr. Houston.  The Compensation Committee determined that Mr. Houston earned the following percentages of his other ICP goals for 2010: (i) control legal expenses - 130%; (ii) develop contract administration procedure - 100%; (iii) strategic legal transaction - 100%; (iv) corporate structure rationalization - 100%; and (v) refine patent estate - 100%.

Pursuant to the terms of the employment agreement between the Company and Mr. Rossi, Mr. Rossi is entitled to earn an annual bonus of up to 100% of his base salary, based upon achieving operating and/or financial targets established by the Board or an authorized committee thereof. Half of such bonus compensation opportunity is determined pursuant to the ICP and those specific goals are set forth above. The Compensation Committee established a higher minimum level of consolidated EBITDA and EPS for the 2010 fiscal year to be achieved by the Company in order for Mr. Rossi to be entitled to the non-ICP bonus. Mr. Rossi’s non-ICP bonus for 2010 was $252,702.

Equity Based Compensation

The Compensation Committee believes that one important goal of the executive compensation program should be to provide executives, key employees — who have significant responsibility for the management, growth and future success of the Company, and directors — with an opportunity for investment in the Company and the incentive advantages inherent in stock ownership in the Company. The goal of this approach is that the interests of the stockholders, executives, employees and directors will be closely aligned.

Equity awards under our 1999 Stock Plan are based upon individual contribution and expected contribution going forward, and may or may not be granted in any given fiscal year.  The annual awards to our senior management, including executive officers, are typically granted coinciding with the date of our December Board of Directors meeting.  In determining equity awards of both option and restricted shares, the Compensation Committee considers input from the CEO relating to individual executives performance during the year; internal pay equity, as such relates to equity grants; and overall Company performance. Of particular importance to the Company is the annual expense of the total equity granted to executives and its impact on the Company’s bottom line.  Finally, the Compensation Committee also considers the benchmarking referenced above with respect to equity compensation.  The Compensation Committee endeavors to maintain the Company’s equity compensation in proportion to the median of the equity compensation levels within the “peer group.”

The Company grants a combination of nonqualified stock options and restricted stock to executive officers and other key employees of the Company under the terms of the Plan.  Options are granted at the prevailing market value of the Company’s Common Stock and vest incrementally over three years. Restrictions applicable to restricted stock awards lapse with respect to all shares covered by the award after four years.

The options granted in 2010 had an exercise price of $32.13 per share, which was the common stock price at the end of trading on the day of grant (December 9, 2010), and the restricted shares were granted subject to the terms and conditions of the Company’s standard Employee Restricted Stock Purchase Agreement.

 Stock Ownership Requirements

In 2008, the Company adopted formal stock ownership requirements for its directors and executive officers.  According to the policy, directors are required to own shares of the Company’s Common Stock at least equal to five times their annual cash retainer and executive officers must own such shares as determined by a multiple of their annual base salary as follows:  (1) CEO, three times; (2) Chief Financial Officer, one and one half times; and (3) Vice President/Officer, one times.  Both directors and executive officers have five years from the date of the adoption of this policy or from the date of hire or commencement as a director, as applicable, to attain the required level of ownership.  As is disclosed elsewhere in this Proxy Statement, our directors and executive officers are stockholders of the Company.  It is also noteworthy that the Company provides in its insider trading policy that directors and executive officers may not sell Company securities short and may not sell puts, calls or other similar derivative securities tied to our Common Stock.

Employment Agreement

The Company entered into an employment agreement with Mr. Rossi in 2001. Except for Mr. Rossi, there are no agreements or understandings between the Company and any executive officer which guarantee continued employment or guarantee any level of compensation, including incentive or bonus payments. The Company does not have a written policy regarding employment agreements.

401(k) Retirement/Profit Sharing Plan

The Company’s executive officers, as well as most employees, are eligible to participate in the 401(k) Retirement Plan/Profit Sharing Plan (the “401(k) Plan”). The 401(k) Plan provides that participating employees may make elective contributions of up to 15% of pre-tax salary, subject to ERISA limitations, and for the Company to make matching contributions on a monthly basis equal in value to 35% of each participant’s elective contributions.  Such matching contributions are made in shares of the Company’s Common Stock.

The profit-sharing portion of the 401(k) Plan is discretionary and non-contributory. Profit sharing contributions are restricted to non-union employees (including executive officers) who have completed 1,000 hours of service and are employed on the last day of a plan year. The Company has historically contributed, in cash, 3.55% of an eligible participant’s base salary.

Perquisites

Perquisites are granted to the executive officers occasionally and are generally de minimis and not a material component of compensation.

Mr. Rossi is entitled to the use of an automobile leased by the Company and to be reimbursed for a specified level of premiums for life and disability insurance. He is also entitled to the use of a financial planner, as well as participation in a country club membership for corporate business.  The Company pays to insure and maintain Mr. Rossi’s automobile, as well as reimburses Mr. Rossi for auto expenses to the extent related to Company business. Messrs. Fitzpatrick, Ludwig and Houston and Dr. Richardson receive cash allowances associated with the use of their personal automobiles.

Risk Considerations in our Compensation Program

Our Compensation Committee has discussed the concept of risk as it relates to our compensation program and does not believe our compensation program encourages excessive or inappropriate risk taking for the following reasons:

•
Our compensation consists of both fixed and variable components. The fixed (or salary) portion of compensation is designed to provide a steady income regardless of our stock price performance so that executives do not feel pressured to focus exclusively on stock price performance to the detriment of other important business aspects. The variable (cash bonus and equity) portions of compensation are designed to reward both short and long-term corporate performance. For short-term performance, our cash bonus is awarded based on individual and corporate performance goals or targets.  For long-term performance, our stock option awards generally incrementally vest over three years and are only valuable if our stock price increases over time. Our restricted stock grants generally “cliff vest” in four years. We feel that these variable elements of compensation are a sufficient percentage of overall compensation to motivate executives to produce superior short- and long-term corporate results, while the fixed element is also sufficiently high that the executives are not encouraged to take unnecessary or excessive risks in doing so.

•
Because consolidated Company EBITDA is the contingent factor upon which ICP cash incentive compensation depends, we believe our executives are encouraged to take a balanced approach that focuses on corporate profitability, rather than other measures such as revenue targets, which may incentivize management to drive sales levels without regard to cost structure. If we are not sufficiently profitable, there are no payouts under the ICP program.

•
Our ICP bonuses are capped for each ICP participant, which mitigates excessive risk taking. Even if the Company dramatically exceeds its ICP bonus target, bonus payouts are limited. Conversely, there are no bonus payouts unless minimum performance levels of ICP goals are achieved.

•
We have stock ownership guidelines, which we believe provide a considerable incentive for management to consider the Company’s long-term interests because a portion of their personal investment portfolio consists of the Company’s stock. In addition, we prohibit all hedging transactions involving our stock so our executives cannot insulate themselves from the effects of poor Company stock price performance.

•	Our compensation program has been structured essentially as set forth herein for many years and we have no evidence that it encourages unnecessary or excessive risk taking.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the above “Compensation Discussion and Analysis” with management.

Based upon this review and discussion, we have recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement.

Submitted by the Compensation Committee of the Board of Directors.

John Y. Televantos (Chairman)
David B. Fischer
Edward L. McMillan
Elaine R. Wedral

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation earned by (i) our Chief Executive Officer (“Principal Executive Officer”), (ii) our Chief Financial Officer (“Principal Financial Officer”), and (iii) each of our other “Named Executive Officers” for the fiscal years ended December 31, 2010, 2009 and 2008.

Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Stock Awards (1) ($)	Option Awards (1) ($)	Non-Equity Incentive Plan Compensation (2) ($)	All Other Compensation (3) ($)		Total ($)
Dino A. Rossi	2010	$514,250	$266,154	$353,285	$480,515	$34,315	(a)	$1,634,844
Chairman, President &	2009	$467,500	$201,996	$299,795	$467,500	$199,648		$1,636,439
CEO	2008	$431,968	$133,268	$254,877	$0	$17,849		$837,962

Francis J. Fitzpatrick	2010	$220,000	$105,756	$296,796	$97,240	$24,949	(b)	$744,740
CFO, Treasurer and Asst.	2009	$215,400	$72,402	$236,050	$88,626	$84,853		$697,331
Secretary	2008	$197,062	$44,677	$195,388	$0	$22,770		$459,897

David F. Ludwig	2010	$229,000	$62,867	$222,091	$67,647	$26,749	(c)	$608,353
VP/GM Specialty Products	2009	$220,000	$44,343	$182,154	$75,606	$25,877		$547,980
	2008	$209,635	$27,259	$152,068	$55,000	$18,497		$462,459

Paul H. Richardson	2010	$199,000	$85,107	$165,784	$67,853	$23,593	(d)	$541,337
VP, R&D	2009	$191,000	$62,647	$139,718	$73,676	$31,979		$499,020
	2008	$176,500	$41,833	$116,814	$12,000	$21,111		$368,258

Matthew D. Houston	2010	$185,000	$30,733	$61,168	$51,800	$21,871	(e)	$350,572
General Counsel and Secretary	2009	$177,000	$21,844	$48,304	$43,631	$20,207		$310,986
	2008	$176,385	$14,765	$41,811	$5,000	$21,120		$259,081

(1)
The amounts included in the “Stock Awards” and “Option Awards” columns reflect the dollar amount recognized for financial statement reporting purposes for each reported fiscal year, in accordance with FASB Accounting Standards Codification 718 adjusted to eliminate service-based forfeiture assumptions used for financial reporting purposes. A discussion of the assumptions used in valuation of stock and option awards may be found in “Note 2 – Stockholders’ Equity” in the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC on February 28, 2011.

(2)	Reflects the value of cash incentive bonuses earned under our ICP and Mr. Rossi’s non ICP bonus as applicable.
(3)
The amounts reflected represent employer matching contributions and profit sharing contributions made under the Company’s combined 401(k)/profit sharing plan, automobile allowance and the Company paid portion of life, health, and disability insurance benefits, in the following amounts for each Named Executive Officer for the indicated year:

(a)
Mr. Rossi’s other compensation for 2010 consists of $14,473 for contributions under the Company’s 401(k)/profit sharing plan, $13,675 for use of a financial planner, $5,651 for automobile allowance, and $516 for life, health and disability insurance premiums.

(b)
Mr. Fitzpatrick’s other compensation for 2010 consists of $14,473 for contributions under the Company’s 401(k)/profit sharing plan, $10,200 for automobile allowance, and $276 for life, health and disability insurance benefits.

(c)
Mr. Ludwig’s other compensation for 2010 consists of $14,473 for contributions under the Company’s 401(k)/profit sharing plan, $12,000 for automobile allowance, and $276 for life, health and disability insurance benefits.

(d)
Mr. Richardson’s other compensation for 2010 consists of $14,473 for contributions under the Company’s 401(k)/profit sharing plan, $9,000 for automobile allowance, and $120 for life, health and disability insurance benefits.

(e)
Mr. Houston’s other compensation for 2010 consists of $13,891 for contributions under the Company’s 401(k)/profit sharing plan, $7,800 for automobile allowance, and $180 for life, health and disability insurance benefits.

Grants of Plan Based Awards in 2010

The following table provides information on stock awards and options granted in 2010 to each of the Named Executive Officers and information on estimated possible payouts under our non-equity incentive plan for 2010.

		Estimated Future Payouts under Non-Equity Incentive Plan Awards (1)
Name	Grant Date	Threshold	Target	Maximum	All Other Stock Awards: Number of Shares of Restricted Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value (2)
Dino A. Rossi	12/6/2010	--	$275,125	$334,263	7,230	34,800	$32.21	$584,224

Francis J. Fitzpatrick	12/6/2010	--	$88,000	$114,400	3,920	32,500	$32.21	$454,577

David F. Ludwig	12/6/2010	--	$80,150	$104,195	2,170	23,200	$32.21	$304,303

Paul H. Richardson	12/6/2010	--	$66,850	$86,905	2,580	17,400	$32.21	$258,844

Matthew D. Houston	12/6/2010	--	$46,250	$60,125	1,030	5,300	$32.21	$86,961

(1)
Represents threshold target maximum payout levels under the ICP for 2010 performance. The actual amount of incentive bonus earned by each Named Executive Officer in 2010 is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. Additional information regarding the design of the ICP is included in the Compensation Discussion and Analysis.

(2)	The Accounting Standards Codification 718 value of awards granted on 12/6/2010 was $32.21 per share of restricted stock, and $10.11 per stock option with an exercise price of $32.21.

Employment Agreement

As of January 1, 2001, the Company entered into an employment agreement (the “Employment Agreement”) with Mr. Rossi, which provides for Mr. Rossi to serve as the Company’s President and Chief Executive Officer.  The Employment Agreement initially provided for a base salary, subject to annual increases if approved by the Board of Directors.  Mr. Rossi’s current salary for fiscal 2011 pursuant to the Employment Agreement is $565,675.  Mr. Rossi is eligible to earn a bonus of 50% of base salary under the ICP. Mr. Rossi is also eligible to receive a performance bonus (as determined by the Board of Directors) of up to 50% of annual salary, based on a target figure which exceeds financial targets established by the Board of Directors in the ICP, for each fiscal year during the term of his employment.

The Employment Agreement also provides that if the Company terminates his employment other than for cause or in the event Mr. Rossi terminates his employment under certain limited circumstances effectively amounting to a constructive termination, he will be entitled to severance payments of 150% of his then current annual salary, and if such termination by the Company occurs within two years after a change of control event  involving the Company he would be entitled to severance payments equal to 200% of the sum of his then current annual salary plus the annual bonus earned by him for the fiscal year immediately preceding the year in which the change of control event occurred.  If Mr. Rossi were to terminate his employment prior to the second anniversary of such a change of control event, he would be entitled to severance payments equal to 100% of his then current annual salary.  In the event of any termination by the Company entitling Mr. Rossi to severance payments, his theretofore granted but unvested options to purchase Common Stock of the Company would immediately vest and be exercisable in accordance with their terms.  Mr. Rossi’s entitlement to severance payments would be subject to a modified payment schedule to the extent necessary to avoid such payments being considered an “excess parachute payment” for purposes of Section 280G of the Internal Revenue Code.  During the period of Mr. Rossi’s employment (or, in the case of a voluntary termination by Mr. Rossi or a termination of his employment by the Company for cause, the balance of the term of the Employment Agreement before giving effect to such termination) and for a period of one year thereafter, the Employment Agreement imposes on Mr. Rossi certain non-competition and non-solicitation obligations regarding the Company and its customers and its employees.

The Employment Agreement was amended as of December 9, 2005 to conform certain provisions thereof to Section 409A of the Internal Revenue Code, which was enacted as part of the American Jobs Creation Act of 2004, and the proposed regulations issued by the Treasury Department under Section 409A. The amendment provides that certain payments to Mr. Rossi in connection with the termination of his employment would not be due and payable before six months after the applicable termination. The six-month delay relates to Mr. Rossi’s status as a “key employee” (as defined under Section 409A and the accompanying proposed regulations).

Terms and Conditions of Awards

The Company’s 1999 Stock Plan was adopted and approved by our stockholders in 1999 and was amended in 2003 and again in 2008. Under the 1999 Stock Plan, officers and other employees of the Company may be granted options to purchase Common Stock of the Company which qualify as “incentive stock options” (“ISO” or “ISOs”) under Section 422(b) of the Internal Revenue Code of 1986, as amended (the “Code”); directors, officers and employees may be granted options to purchase Common Stock which do not qualify as ISOs (“non-Qualified Option” or “Non-Qualified Options”); and directors, officers and employees may be granted the right to make direct purchases of Common Stock from the Company (“Purchases”).  Both ISOs and Non-Qualified Options are referred to in this Proxy Statement individually as an “Option” and collectively as “Options.” The exercise price per share specified to each Option granted under the 1999 Stock Plan may not be less than the fair market value per share of Common Stock on the date of such grant.

All of our restricted stock awards for executive officers have the same features.  Each executive officer may purchase the stock at a purchase price equal to the par value of the shares ($.06-2/3 per share).  The purchased restricted stock is subject to a repurchase option in favor of the Company and to restrictions on transfer until it vests.  The purchased stock will vest in full in four years, or upon an earlier change of control of the Company, provided the executive officer is employed by the Company on that date.  In the event the purchaser’s employment with the Company is terminated for cause or upon the purchaser’s voluntary resignation from the Company’s employ, prior to vesting in full, the Company may repurchase all of the purchased shares at a purchase price of $.06-2/3 per share.  The Company may repurchase a pro-rated amount of the purchased shares, based on the amount of time remaining until the vesting date, at a purchase price of $.06-2/3 per share in the event the purchaser ceases to be an employee of the Company prior to vesting by reason of:  (1) the purchaser’s voluntary retirement from the Company’s employ at or after age 62; (2) the purchaser’s death, major disability or significant illness; or (3) termination of the purchaser’s employment by the Company without cause.  Repurchases are subject to the approval of the Compensation Committee of the Board. Although available under the 1999 Stock Plan, the Company has not granted stock appreciation rights or performance awards.

Our Non-Qualified Options granted vest as follows:  20% on the first anniversary of the grant date; 40% on the second anniversary of the grant date; and 40% on the third anniversary of the grant date. Our Non-Qualified Options expire ten years after grant.

Outstanding Equity Awards at Fiscal Year End

The following table shows outstanding Option awards classified as exercisable and unexercisable as of December 31, 2010 for each Named Executive Officer. The table also discloses the number and value of unvested restricted stock awards as of December 31, 2010.

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#)				Number of Shares of Stock that Have Not Vested(2)	Market Value of Shares of Stock that Have Not Vested (3) ($)
Name	Exercisable (1)	Un-Exercisable (1)	Option Exercise Price ($)	Option Expiration Date

Dino A. Rossi	101,250	-	$4.51	12/12/13
	111,375	-	$5.85	09/16/14
	135,000	-	$9.21	09/16/15
	67,500	-	$11.87	12/08/16
	40,500	27,000	$13.61	01/11/18
	36,000	24,000	$17.28	12/10/18
	9,000	36,000	$21.39	12/08/19
	-	34,800	$32.21	12/06/20
					52,980	$1,791,254

Francis J. Fitzpatrick	91,125	-	$5.85	09/16/14
	101,250	-	$9.21	09/16/15
	51,750	-	$11.87	12/08/16
	31,500	21,000	$13.61	01/11/18
	28,800	19,200	$17.28	12/10/18
	8,400	33,600	$21.39	12/08/19
	-	32,500	$32.21	12/06/20
					22,370	$756,330

David F. Ludwig	24,538	-	$5.85	09/16/14
	81,000	-	$9.21	09/16/15
	40,500	-	$11.87	12/08/16
	23,850	15,900	$13.61	01/11/18
	22,500	15,000	$17.28	12/10/18
	6,000	24,000	$21.39	12/08/19
	-	23,200	$32.21	12/06/20
					12,820	$433,444

Paul H. Richardson	17,500	-	$11.87	12/08/16
	18,450	12,300	$13.61	01/11/18
	16,200	10,800	$17.28	12/10/18
	4,500	18,000	$21.39	12/08/19
	-	17,400	$32.21	12/06/20
					16,830	$569,022

Matthew D. Houston	16,875	-	$9.21	09/16/15
	6,750	-	$11.87	12/08/16
	9,000	6,000	$13.61	01/11/18
	5,400	3,600	$17.28	12/10/18
	1,380	5,520	$21.39	12/08/19
	-	5,300	$32.21	12/06/20
					6,280	$212,327

(1)	Stock option awards have a term of ten years from the grant date and become exercisable 20% after 1 year, 60% after 2 years and 100% after 3 years beginning on the first anniversary of the grant date.

(2)
Restricted stock vests four years from the date of grant. The following table provides information with respect to the vesting dates of each outstanding Restricted Stock award held by each Named Executive Officer as of December 31, 2010:

	Mr. Rossi	Mr. Fitzpatrick	Mr. Ludwig	Mr. Richardson	Mr. Houston
January 11, 2012	20,250	6,750	3,750	6,000	2,250
December 10, 2012	15,000	6,000	3,750	4,500	1,500
December 8, 2013	10,500	5,700	3,150	3,750	1,500
December 6, 2014	7,230	3,920	2,170	2,580	1,030
	52,980	22,370	12,820	16,830	6,280

(3)	Value is computed based on the closing price of our Common Stock on December 31, 2010, which was $33.81 per share.

Option Exercises and Stock Vested in 2010

The following table sets forth certain information regarding Options and stock awards exercised and vested, respectively, by each of our Named Executive Officers during the fiscal year ended December 31, 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Dino A. Rossi	-	-	20,250	$650,228
Francis J. Fitzpatrick	60,750	$1,674,799	6,750	$216,743
David F. Ludwig	100,000	$2,218,542	4,500	$144,495
Paul H. Richardson	65,000	$1,155,745	6,750	$216,743
Matthew D. Houston	28,575	$553,702	2,250	$72,248

(1)      Value realized represents the excess of the fair market value of the shares at the time of exercise over the exercise price of the options.

Termination of Employment and Change of Control Arrangements

Agreement with Dino A. Rossi. We entered into an employment agreement with Mr. Rossi on January 1, 2001, which provides for automatic one-year extensions of the employment term unless either party provides written notice of its intention not to extend the agreement within 60 days of the end of the then-current term.

If we terminate the Employment Agreement other than for cause or in the event Mr. Rossi terminates his employment under certain limited circumstances effectively amounting to a constructive termination, he will be entitled to severance payments of 150% of his then current annual salary, plus the pro rata portion of the annual bonus he would have received had he been employed by us through the end of the full fiscal year in which the termination occurred. If such termination by the Company occurs within two years after a change of control event, he would be entitled to severance payments equal to 200% of the sum of his then current annual salary plus the annual bonus earned by him for the fiscal year immediately preceding the year in which the change of control event occurred. If Mr. Rossi were to terminate his employment prior to the second anniversary of such a change of control event, he would be entitled to severance payments equal to 100% of his then current annual salary.  In the event of any termination by the Company entitling Mr. Rossi to severance payments, his granted but unvested options and restricted stock would immediately vest and be exercisable in accordance with their terms.

Under the employment agreement with Mr. Rossi, “Cause” means:  habitual absence or lateness; gross insubordination; failure to devote full time to Company’s business; failure to comply with the obligations of confidentiality; any action which constitutes a violation of any applicable criminal statute; or any act which frustrates or violates the undivided duty of loyalty owed by Mr. Rossi to the Company.  In addition, “Change in Control” means:

(a)      any person or group is or becomes (including by merger, consolidation or otherwise) the beneficial owner, directly or indirectly, of 50% or more of the voting power of the total outstanding voting stock of Company;

(b)      during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election to the Board of Directors, or whose nomination for election by the stockholders of the Company, was approved by a vote of 75% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease to constitute a majority of the Board of Directors then in office; or

(c)      the sale or other disposition (other than by way of merger or consolidation) of all or substantially all of the capital stock or assets of Company to any person or group as an entirety or substantially as an entirety in one transaction or a series of related transactions, unless the ultimate beneficial owners of the voting stock of such person immediately after giving effect to such transaction own, directly or indirectly, more than 80% of the total voting power of the total outstanding voting stock of Company immediately prior to such transaction.

The amount of compensation payable to Mr. Rossi in the event of termination of employment, assuming termination as of December 31, 2010, and a share price for the Company’s common stock equal to the closing market price on the last trading day prior to that date, is set forth in the table below. We are not obligated to provide any compensation to Mr. Rossi in the case of a change in control that does not result in termination of employment.

Benefits and Payments upon Termination
	Base Salary	ICP Bonus(1)	Acceleration of Vesting of Options and Restricted Stock (2)	Total
Voluntary termination by Mr. Rossi or termination for Cause	$0	$514,250	$12,407,580	$12,921,830
Termination by Mr. Rossi within 12 months after demotion by Company or as a result of constructive termination	$771,375	$514,250	$15,640,984	$16,926,609
Termination by Company following a Change in Control, except for Cause(3)	$1,028,500	$514,250	$15,640,984	$17,183,734
Voluntary termination by Mr. Rossi following a Change of Control(3)	$514,250	$514,250	$15,640,984	$16,669,484
Termination by Company for any reason other than for Cause or after receipt of notice of termination from Mr. Rossi	$771,375	$514,250	$15,640,984	$16,926,609
Death	$0	$514,250	$12,407,580	$12,921,830

1.	Represents the target bonus level under the ICP

2.
Amounts in this column are calculated by multiplying the number of shares subject to accelerated vesting by the difference between $33.81, which is the closing market price per share of our common stock on December 31, 2010, and the per share exercise price of the applicable accelerated stock award or option.

3.	Assumes the Change of Control occurred within the two year period prior to December 31, 2010.

The amounts shown in the table above do not include payments for accrued salary and vacation, or payments made under the life insurance policy in the case of death.

All of our executive officers other than Mr. Rossi are employees-at-will and, as such, do not have employment agreements, therefore, we are not obligated to provide any post-employment compensation or benefits. However, upon a change of control, as defined in the 1999 Stock Plan, all unvested Option grants immediately vest and become exercisable, and all restrictions, applicable to outstanding shares of restricted stock, lapse.  Assuming such a change of control occurred on December 31, 2010, based on the closing market price of the Company’s common stock on that date, the amount of compensation payable to the Named Executive Officers other than Mr. Rossi, are as follows:  Mr. Fitzpatrick, $9,356,726; Mr. Ludwig, $5,832,564; Dr. Richardson, $2,326,838; and Mr. Houston, $1,321,164.

The Company recognizes that the possibility of a change of control of the Company may be a distraction to management and may result in the departure of executives, which clearly would be a detriment to our operations.  Accordingly, the Company adopted changes to its 1999 Stock Plan in 2008, which provided for acceleration of vesting of unvested stock options and removal of restrictions relative to restricted shares, in the event of a change of control.  It is the belief of the Company that such benefits relating to a change of control are: (1) a customary practice of other public companies; (2) necessary to retain our executives in a competitive business marketplace; and (3) fair and reasonable to the executives.

Director Compensation

The Company pays each of its directors, other than Mr. Rossi, an annual retainer of $24,000 and $4,000 for each Board meeting attended, plus expenses. The Lead Director, Chairman of the Audit Committee and Chairman of the Compensation Committee are paid an additional $8,000 annual retainer fee. The Chairman of the Corporate Governance and Nominating Committee is paid an additional $6,000 annual retainer fee. The Company also pays to each of its directors serving on Committees a fee of $1,000, plus expenses, for each Committee meeting attended.

The following table discloses the cash, equity awards, and other compensation earned, paid, or awarded, as the case may be, to each of the Company’s directors (other than Mr. Rossi, whose compensation is set forth in the Summary Compensation Table above) during the fiscal year ended December 31, 2010.

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1)(2) ($)	All Other Compensation ($)	Total ($)
Paul Coombs	$16,000	$100,016	–	$116,016
David Fischer	$13,000	$100,016	–	$113,016
Edward McMillan	$52,000	$100,016	–	$155,264
Perry Premdas	$59,000	$100,016	–	$162,264
John Televantos	$59,000	$100,016	–	$162,264
Elaine Wedral	$57,000	$100,016	–	$160,264

(1)
On December 7, 2010, each director, other than Mr. Rossi was awarded 3,076 shares of restricted stock. The shares are subject to a repurchase option in favor of the Company and to restrictions on transfer until they vest in accordance with the provisions of the Restricted Stock Purchase Agreement dated December 7, 2010 between the Company and each such director.  The amounts included in the “Stock Awards” column reflect the dollar amount to be recognized for financial statement reporting purposes in accordance with FASB Accounting Standards Codification 718 adjusted to eliminate service-based forfeiture assumptions used for financial reporting purposes. The weighted average grant date fair value per share of each award was $32.52. A discussion of the assumptions used in valuation of stock and option awards may be found in “Note 2 – Stockholders’ Equity” in the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC on February 28, 2011.

(2)	The following table shows the aggregate number of options and stock awards outstanding for each outside director as of December 31, 2010:

Name	Aggregate Stock Options Outstanding as of 12/31/2010	Aggregate Stock Awards Outstanding as of 12/31/2010
Paul Coombs	-	3,076
David Fischer	-	3,076
Edward McMillan	57,017	42,040
Perry Premdas	-	24,415
John Televantos	6,750	42,040
Elaine Wedral	44,436	42,040

Directors have entered into restricted stock purchase agreements with the Company to purchase the Company’s Common Stock pursuant to the 1999 Stock Plan. These agreements replace the stock option plan in which non-employee directors participated in prior years.

Under the restricted stock purchase agreements, each of the directors purchased shares of the Company’s Common Stock at the purchase price of $.06-2/3 per share. The purchased stock is subject to a repurchase option in favor of the Company and to restrictions on transfer until it vests in accordance with the provisions of the restricted stock purchase agreements. The purchased stock will vest in full either in four years for certain restricted stock purchase agreements or in seven years for the balance of the Agreements, provided the purchaser is still a director of the Company on that date. The purchased stock will also vest in full prior to the four or seven year vesting schedule upon: (1) the purchaser’s retirement from the Company’s Board of Directors at or after age 70; (2) the purchaser’s death or major disability, (3) the purchaser’s resignation from the Company’s Board of Directors due to a conflict of interest or serious illness, and (4) a change of control of the Company (as defined in the restricted stock purchase agreements). The purchased shares will not vest and the Company may repurchase all of the purchased shares at a purchase price of $.06-2/3 per share in the event of gross misconduct on the part of the purchaser in the performance of his or her duties as a director of the Company prior to vesting, as determined by majority vote of the Board of Directors. A prorated amount of the purchased shares may be repurchased by the Company at a purchase price of $.06-2/3 per share in the event the purchaser ceases to be a director of the Company prior to vesting of the purchased shares for any reason other than gross misconduct.

The Company does not pay any other direct or indirect compensation to directors in their capacity as such.

Related Party Transactions

Other than the compensation and employment arrangements described above, we have not entered into any transactions with any of our directors or executive officers or their immediate family members in 2010.

The Company has adopted a related party transaction policy.  Under the related party transaction policy, our audit committee reviews and approves proposed transactions or courses of dealings with respect to which holders of 5% or more of our stock and/or our executive officers or directors or members of their immediate families have an interest. Before entering into any transaction, arrangement or relationship constituting an interested transaction, other than certain basic pre-approved transactions, all material facts are required to be reviewed by the audit committee, which has the authority to approve or disapprove the transaction based on appropriate factors, including whether the transaction is on terms no less favorable to the company than terms generally available from an un-affiliated third party and the extent of the related person’s interest in the transaction.

Security Ownership of Certain Beneficial Owners and of Management

        The table below sets forth as of April 1, 2011, the number of shares of Common Stock beneficially owned by (i) each director, (ii) each of the Named Executive Officers, (iii) each beneficial owner of, or institutional investment manager exercising investment discretion with respect to 5% or more of the outstanding shares of Common Stock known to the Company based upon filings with the Securities and Exchange Commission, and (iv) all current directors and executive officers of the Company as a group, and the percentage ownership of the outstanding Common Stock as of such date held by each such holder and group:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class (2)

BlackRock Fund Advisors (3)	2,132,607	7.4%
Brown Capital Management, Inc (4).	1,913,682	6.6%
Neuberger Berman LLC (5)	1,568,220	5.4%
Dino A. Rossi (6)*	632,576	2.2%
Frank Fitzpatrick (7)*	363,543	1.3%
David F. Ludwig (8)*	225,742	**
Edward L. McMillan (9)*	105,568	**
Elaine R. Wedral (10)*	87,976	**
Paul Richardson (11)*	81,204	**
John Televantos (12)*	51,790	**
Matt Houston (13)*	48,979	**
Perry Premdas (14)*	35,215	**
David Fischer (15)*	4,076	**
Paul Coombs (16)*	3,076	**

Totals Officers/Directors	1,639,744	5.7%

Shares Outstanding April 1, 2011	28,838,482

* Such person’s address is c/o the Company, New Hampton, New York 10958.
** Indicates less than 1%.

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (“SEC”) and generally includes voting or investment power with respect to securities.  In accordance with SEC rules, shares which may be acquired upon exercise of stock options which are currently exercisable or which become exercisable within 60 days after the date of the information in the table are deemed to be beneficially owned by the optionee. Except as indicated by footnote, and subject to community property laws where applicable, to the Company’s knowledge, the persons or entities named in the table above are believed to have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2)
For purposes of calculating the percentage of outstanding shares held by each person named above, any shares which such person has the right to acquire within 60 days after the date of the information in the table are deemed to be outstanding, but not for the purpose of calculating the percentage ownership of any other person.

(3)	Based upon information provided in a Schedule 13G for such entity filed with the SEC. Such entity’s address as reported in its Schedule 13G is 40 East 52nd Street New York, NY 10022.
(4)	Based upon information provided in a Schedule 13G for such entity filed with the SEC. Such entity’s address as reported in its Schedule 13G is 1201 N. Calvert Street Baltimore, Maryland 21202.
(5)	Based upon information provided in a Schedule 13G for such entity filed with the SEC. Such entity’s address as reported in its Schedule 13G is 605 Third Avenue, New York, NY 10158.
(6)
Consists of 500,625 shares such person has the right to acquire pursuant to stock options, 52,980 shares of restricted stock, 21,497 shares held in such person’s Company 401(k)/profit sharing plan account, and 57,474 shares held directly.

(7)
Consists of 312,825 shares such person has the right to acquire pursuant to stock options, 22,370 shares of restricted stock, 17,122 shares held in such person’s Company 401(k)/profit sharing plan account, and 11,226 shares held directly.

(8)
Consists of 198,388 shares such person has the right to acquire pursuant to stock options, 12,820 shares of restricted stock, 12,112 shares held in such person’s Company 401(k)/profit sharing plan account, and 2,422 shares held directly.

(9)	Consists of 62,080 shares such person has the right to acquire pursuant to stock options, 42,040 shares of restricted stock and 1,448 shares held directly.
(10)	Consists of 44,636 shares such person has the right to acquire pursuant to stock options, 42,040 shares of restricted stock and 1,500 shares held directly.
(11)
Consists of 56,650 shares such person has the right to acquire pursuant to stock options, 16,830 shares of restricted stock, 4,091 shares held in such person’s Company 401(k)/profit sharing plan account, and 3,633 shares held directly.

(12)	Consists of 6,750 shares such person has the right to acquire pursuant to stock options, 42,040 shares of restricted stock and 3,000 shares held directly.
(13)
Consists of 39,405 shares such person has the right to acquire pursuant to stock options,  6,280 shares of restricted stock, 1,859 shares held in such person’s Company 401(k)/profit sharing account, and 1,435 shares held directly.

(14)	Consists of 24,415 shares of restricted stock and 10,800 shares held directly.
(15)	Consists of 3,076 shares of restricted stock and 1,000 shares held directly.
(16)	Consists of 3,076 shares of restricted stock.
(17)
Consists of options to purchase 1,221,159 shares, 267,967 shares of restricted stock, 56,681 shares in the accounts of five executive officers under the Company’s 401(k)/profit sharing plan, and 93,938 shares held by individuals directly.

PROPOSAL NO. 3
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

The Audit Committee has selected McGladrey & Pullen LLP (“M&P”) as the Company’s independent registered public accounting firm for the year ending December 31, 2011. The Company is submitting its selection of M&P for ratification by the stockholders at the Annual Meeting. M&P has audited the Company’s financial statements since 2005. Representatives of M&P will be present at the Annual Meeting and will have an opportunity to make a statement if they wish and will be available to respond to appropriate questions.

The Company’s bylaws do not require that the stockholders ratify the selection of M&P as the Company’s independent registered public accounting firm. However, the Company is submitting the selection of M&P to stockholders for ratification as a matter of good corporate governance practice. If stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain M&P. Even if the selection is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

Principal Accountant Fees and Services

During 2010, the Company retained M&P to audit the consolidated financial statements for 2010.  In addition, the Company also retained M&P to provide services relating to Management’s Assessment of Internal Controls as required by Section 404 of the Sarbanes-Oxley Act, as well as for other audit-related and tax-related services.  The following table shows the fees paid or accrued by the Company for the audit and other professional services provided by M&P for 2010 and 2009:

	2010	2009

Audit fees (1)	$511,617	$520,805

Audit-related fees (2)	38,400	35,800

Tax fees (3)	5,060	4,000

Total fees	$555,077	$560,605

(1)	Fees relating to audit of the annual consolidated financial statements and quarterly reviews.
(2)	Fees relating to employee benefit plan audit, SEC comment letter and other audit-related matters.
(3)	Fees for tax compliance, state tax audits, international tax issues and advisory services.

Policy on Pre-Approval of Audit and Non-Audit Services

All auditing and non-audit services provided to the Company by the independent accountants are pre-approved by the Audit Committee or in certain instances by one or more of its members pursuant to delegated authority. At the beginning of each year, the Audit Committee reviews and approves all known audit and non-audit services and fees to be provided by and paid to the independent accountants. During the year, specific audit and non-audit services or fees not previously approved by the Audit Committee are approved in advance by the Audit Committee or in certain instances by one or more of its members pursuant to delegated authority. In addition, during the year the Chief Financial Officer and the Audit Committee monitor actual fees to the independent accountants for audit and non-audit services.

Audit Committee Review

The Audit Committee has reviewed the services rendered by M&P during 2010 and has determined that the services rendered are compatible with maintaining the independence of M&P as the Company’s independent registered public accounting firm.

Assuming a quorum is present, the affirmative vote of a majority of all votes cast on the proposal, in person or by proxy, is required for approval of this proposal.  Abstentions and broker non-votes will not be counted as votes cast, and will have no effect on the vote.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF M&P AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2011.

Audit Committee Report

The Board of Directors has appointed an Audit Committee consisting of four directors. Each member of the Audit Committee is independent as defined under the NASDAQ Marketplace Rules and SEC independence requirements applicable to audit committee members.  The Board of Directors has adopted a written charter with respect to the Audit Committee’s responsibilities. The Audit Committee oversees the Company’s internal and independent auditors and assists the Board of Directors in overseeing matters relating to the Company’s financial reporting process.

In fulfilling its responsibilities, the Audit Committee reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2010 with management and discussed the audit with McGladrey & Pullen, LLP (“M&P”), the Company’s independent registered public accounting firm.  The Audit Committee also discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). This included a discussion of the independent auditors’ judgment as to the quality, not just the acceptability, of the Company’s accounting principles as applied to the Company’s financial reporting, and such other matters that generally accepted auditing standards require to be discussed with the Audit Committee. The Audit Committee also received from M&P the written disclosures and letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with M&P and management M&P’s independence.

Management is responsible for maintaining internal controls over financial reporting and assessing the effectiveness of internal control over financial reporting. The independent registered public accounting firm’s responsibility is to express an opinion on the effectiveness of the Company’s internal control over financial reporting based on their audit. In fulfilling its oversight responsibilities, the Audit Committee reviewed the Company’s assessment process of internal controls over financial reporting. The Audit Committee reviewed with the independent registered public accounting firm any deficiencies that had been identified during their engagement.

The Audit Committee also considered whether the provision of non-audit services by M&P to the Company is compatible with M&P’s independence.  M&P advised the Audit Committee that M&P was and continues to be independent with respect to the Company.

Based upon the reviews, discussions and considerations referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the Securities and Exchange Commission.

The Audit Committee has also recommended the Board of Directors approve the selection of M&P as the Company’s independent auditors for 2011.

Submitted by the Audit Committee of the Board of Directors.

Perry W. Premdas (Chair)
Paul D. Coombs
David B. Fischer
Edward L. McMillan
being the members of the Audit
Committee of the Board of Directors

PROPOSAL NO. 4
ADVISORY VOTE ON EXECUTIVE COMPENSATION

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) affords our shareholders the opportunity to vote, on an advisory or non-binding basis, to approve the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with SEC rules.

Please refer to the sections entitled “Compensation Committee and Processes” and “Compensation Discussion & Analysis” for the discussion and summary of the policies of the Compensation Committee which form the basis for the compensation of our Named Executive Officers.

We are asking for shareholder approval of the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with SEC rules, which includes the disclosures under the “Compensation Discussion & Analysis,” the compensation tables and the narrative discussion accompanying the tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the policies and practices described in this Proxy Statement. Because this vote is advisory only, the vote is not binding; however, the Compensation Committee will consider the results of shareholder voting in making future compensation decisions for our Named Executive Officers.

Assuming a quorum is present, the affirmative vote of a majority of all votes cast on the proposal, in person or by proxy, is required for approval of this proposal.  Abstentions and broker non-votes will not be counted as votes cast, and will have no effect on the vote.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

PROPOSAL NO. 5
ADVISORY VOTE ON THE FREQUENCY OF STOCKHOLDER ADVISORY VOTES ON EXECUTIVE COMPENSATION

The Dodd-Frank Act also provides shareholders an opportunity to vote, on an advisory or non-binding basis, on how frequently they would like to cast an advisory vote on the compensation of the Company’s Named Executive Officers. By voting on this proposal, shareholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two or three years. Shareholders will also have the option of abstaining. The Dodd-Frank Act requires that shareholders be given the opportunity to vote on frequency at least once every six years.

The Board believes that conducting an advisory vote on executive compensation every three years is appropriate for the Company and its shareholders at this time. A vote every three years is consistent with the Company’s commitment to compensation programs that are designed to support long-term value creation and to incent and reward performance over a multi-year period. For example, as discussed in our Compensation Discussion and Analysis, our equity based compensation awards comprise a significant portion of each Named Executive Officer’s overall compensation opportunity each year and the stock option portion vests over a three-year performance period.  Restrictions on Restricted Shares lapse after four years. The Board believes that shareholders would be best situated and best informed to evaluate the effectiveness of such programs once every three years. This advisory vote on the frequency of future advisory votes on executive compensation is not binding on the Board of Directors. The Board will consider the outcome of the vote in determining the frequency of future advisory votes on executive compensation. However, notwithstanding the outcome of the shareholder vote, the Board may in the future decide to conduct advisory votes on executive compensation on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of major changes to compensation programs.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR A FREQUENCY OF “THREE YEARS” FOR HOLDING AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

Miscellaneous Items

Quorum Required

Maryland law and the Company’s by-laws require the presence of a quorum for the Meeting, defined as the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the Meeting. Abstentions and broker non-votes will be treated as “present” for purposes of determining whether a quorum has been reached.

Voting Securities

Stockholders of record on April 20, 2011 (the “Record Date”) will be eligible to vote at the Meeting.  The voting securities of the Company consist of its Common Stock, $.06-2/3 par value, of which 28,852,654 shares were outstanding on the Record Date.  Each share of Common Stock outstanding on the Record Date will be entitled to one vote.

Stockholder Proposals for 2012 Annual Meeting

From time to time, the stockholders of the Company may wish to submit proposals which they believe should be voted upon by the stockholders.  The Securities and Exchange Commission has adopted regulations which govern the inclusion of such proposals in the Company’s annual meeting proxy materials.  In order for a proposal to be eligible for inclusion in the Company’s proxy statement for the 2012 annual meeting, it must be received by the Secretary of the Company at the Company’s principal executive offices no later than January 3, 2012 and must satisfy the other requirements in the SEC regulations. With respect to any stockholder proposal intended to be presented at the 2012 annual meeting, but not submitted for inclusion in the Company’s proxy materials for that meeting, the proxy for such meeting will confer discretionary authority to vote on such proposal unless the Company is notified of such proposal not later than March 18, 2012 (45 days prior to the anniversary of the date this Proxy Statement is first being sent to stockholders).

Matters Not Determined at the Time of Solicitation

The Board of Directors is not aware of any matters to come before the Meeting other than as described above.  If any matter other than as described above should come before the Meeting, then the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.

Approval of any other matter that may come before the Annual Meeting is be determined by the affirmative vote of a majority of all votes cast on the matter, in person or by proxy.  Abstentions and broker non-votes will not be counted as votes cast, and will have no effect on the vote.

New Hampton, New York

The Annual Report to Stockholders of the Company for the fiscal year ended December 31, 2010 is being mailed to stockholders with these proxy materials.  The Annual Report does not form part of these proxy materials for the solicitation of proxies.

EXHIBIT A
BALCHEM CORPORATION

ARTICLES OF AMENDMENT

Balchem Corporation, a Maryland corporation, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

1.           The charter of Balchem Corporation (the “Corporation”) is hereby amended by deleting existing Article FOURTH in its entirety and substituting in lieu thereof a new article to read as follows:

“FOURTH:  The total number of shares of stock which the Corporation has authority to issue is one hundred twenty-two million (122,000,000) shares consisting of one hundred twenty million (120,000,000) shares of common stock, $.06  2/3 par value per share, and two million (2,000,000) shares of preferred stock, $25.00 par value per share.  The aggregate par value of all authorized shares of all classes having a par value is fifty eight million four thousand dollars ($58,004,000).

Subject to the provisions of Section 2-105 of the Maryland General Corporation Law, the board of directors of the Corporation is authorized to issue the preferred stock of the Corporation, from time to time, in one or more series, each series to be with such preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as the board of directors shall determine.  Each share of any series of preferred stock shall be identical with all other shares of that series.

Except as otherwise provided by law, or as authorized by the board of directors of the Corporation, all right to vote and all voting power incident to the Corporation’s stock shall be vested exclusively in the holders of the common stock, which shares shall also have all of the rights not specifically granted to the preferred stock.  The holders of the preferred stock shall not be entitled to notice of any meeting of stockholders except as authorized by the board of directors or as may be specifically required by law.”

2.           The amendment to the charter of the Corporation as hereinabove set forth has been duly advised by the board of directors and approved by the stockholders of the Corporation as required by law.

3.           The total number of shares of all classes of stock which the Corporation had authority to issue immediately prior to this amendment was sixty-two million (62,000,000) shares consisting of sixty million (60,000,000) shares of common stock, $.06  2/3 par value per share, and two million (2,000,000) shares of preferred stock, $25.00 par value per share.  The aggregate par value of all such authorized shares of all classes having a par value is fifty-four million two thousand ($54,002,000).

4.           The total number of shares of all classes of stock which the Corporation has authority to issue, pursuant to the charter of the Corporation as hereby amended, is one hundred twenty-two million (122,000,000) shares consisting of one hundred twenty million (120,000,000) shares of common stock, $.06 2/3 par value per share, and two million (2,000,000) shares of preferred stock, $25.00 par value per share.  The aggregate par value of all authorized shares of all classes having a par value is fifty eight million four thousand dollars ($58,004,000).

5.           The undersigned President acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its President and attested to by its Secretary as of the 16th day of June, 2011.

ATTEST:	BALCHEM CORPORATION

By:	By:
Matthew D. Houston, Secretary	Dino A. Rossi, President

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
BALCHEM CORPORATION 52 SUNRISE PARK ROAD NEW HAMPTON, NY 10958	If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:	m	m	m

1.	Election of Directors
	Nominees

01	David B. Fischer	02	Perry W. Premdas	03	Dr. John Y. Televantos

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.			For	Against	Abstain
2	Proposal to approve an amendment to the Articles of Incorporation increasing the number of authorized shares of Common Stock from 60,000,000 to 120,000,000.		m	m	m

3	Ratification of the appointment of McGladrey & Pullen, LLP, as the Company's independent registered public accounting firm for the year 2011.		m	m	m

4	Non-binding advisory approval of Named Executive Officers compensation as described in the Proxy Statement.		m	m	m

The Board of Directors recommends you vote 3 YEARS on the following proposal:

5	Non-binding advisory vote regarding frequency of future votes on executive compensation.	3 years	2 years	1 year	Abstain
		m	m	m	m

NOTE:  Such  other  business  as  may  properly  come  before  the  meeting  or  any  adjournment  thereof.

For address change/comments, mark here. (see reverse for instructions)			m
	Yes	No

Please indicate if you plan to attend this meeting	m	m

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com .

REVOCABLE PROXY

BALCHEM CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING TO BE HELD JUNE 16, 2011

The undersigned hereby appoints Dino A. Rossi, Francis J. Fitzpatrick and David Ludwig, and each of them individually, as attorneys and proxies of the undersigned, with full power of substitution, at the Annual Meeting of Stockholders of Balchem Corporation scheduled to be held on June 16, 2011, and at any adjournments thereof, and to vote all shares of Common Stock of the Company which the undersigned is entitled to vote on all matters coming before said meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, the proxies will vote: FOR the nominees for election as directors named above; FOR the proposal to amend the Articles of Incorporation; FOR the ratification of the appointment of McGladrey & Pullen, LLP, as the Company’s independent registered public accounting firm for the year 2011; FOR approval of the compensation of our Named Executive Officers; EVERY THREE YEARS for the frequency of future votes on executive compensation, and in their discretion on such other matter as may properly come before the meeting.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side